UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2007

CHINDEX INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24624	13-3097642
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4340 EAST WEST HIGHWAY, SUITE 1100, BETHESDA, MARYLAND	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (301) 215−7777

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[  ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[  ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2007, Chindex International, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Magenta Magic Limited, a company organized under the laws of the British Virgin Islands and an indirectly wholly owned subsidiary of JPMorgan Chase & Co. (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser: (i) 359,195 shares (the “Tranche A Shares”) of the Company’s common stock; (ii) the Company’s Tranche B Convertible Note due 2017 in the aggregate principal amount of $25,000,000 (the “Tranche B Note”) and (iii) the Company’s Tranche C Convertible Note due 2017 in the aggregate principal amount of $15,000,000 (the “Tranche C Note” and, with the Tranche B Note, the “Notes”) at a price of $27.84 per share (for an aggregate price of $10,000,000 for the Tranche A Shares) and at face amount for the Notes for a total purchase price of $50 million in gross proceeds (the “Financing”). The Notes do not bear interest of any kind. The forms of Notes are attached as exhibits to the Securities Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K under Item 9.01(d) and incorporated herein by reference.

The Tranche B Note has a ten-year maturity and is convertible at the option of the holder into shares of Company’s common stock at an initial conversion price of $27.84 per share (the “Initial Conversion Price”) (subject to adjustment upon stock splits, stock distributions or stock dividends) at any time and will be automatically converted upon the Company entering into one or more new committed financing facilities (the “Facilities”) making available to the Company at least $50 million, pursuant to which Facilities all conditions precedent (with certain exceptions) for initial disbursement have been satisfied, subject to compliance with certain Financing provisions. The Facilities as required for conversion of the Tranche B Note would have a minimum final maturity of 9.25 years from the date of initial drawdown, a minimum moratorium on principal repayment of three years from such date, principal payments in equal or stepped up amounts no more frequently that twice in each 12-month period, no sinking fund obligations, other covenants and conditions, and also limit the purchase price of any equity issued under the Facilities to at least equal to the initial conversion price of the Notes or higher amounts depending on the date of issuance thereof.

The Tranche C Note has a ten-year maturity and is convertible at the option of the holder at the Initial Conversion Price (subject to adjustment upon stock splits, distributions or dividends) at any time and will be automatically converted upon the completion of two proposed new and/or expanded hospitals in China (the “JV Hospitals”), subject to compliance with certain Financing provisions. Notwithstanding the foregoing, the Notes would be automatically converted after the earlier of 12 months having elapsed following commencement of operations at either of the JV Hospitals or either of the JV Hospitals achieving break-even earnings before interest, taxes, depreciation and amortization for any 12-month period ending on the last day of a fiscal quarter, subject to compliance with certain Financing provisions.  The Financing was finally approved by the board of directors of the Company on November 6, 2007.

In connection with the Securities Purchase Agreement, at the first closing the Company simultaneously will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), the form of which is attached as an exhibit to the Securities Purchase Agreement, pursuant to which the Purchaser will be entitled to certain financial information on an ongoing basis, access to Company books and records, assurances of Company management continuity, limitations on the use of Financing proceeds to the JV Hospitals and other prescribed purposes, maintenance of Company insurance policies, assurances as to certain terms of any new joint ventures entered into by the Company in connection with the JV Hospitals, cross defaults with certain other Company debt, various limitations on future issuances of equity securities by the Company during the first year following the initial closing, a right of first refusal as to 20% of certain future equity securities issuances, consolidated leverage ratio and consolidated interest coverage ratio financial covenants and other covenants and conditions.

Under NASD Marketplace Rule 4350(i)(1)(D)(ii), prior stockholder approval is required for issuances of securities in an amount greater than 20% of the Company’s outstanding common stock for a purchase price of less than the greater of book or market value. The Company common stock to be issued and issuable in the Financing would be issued or issuable at approximately an 8.8% discount to the $30.52 closing price on Nasdaq on November 6, 2007 of the Company’s common stock and constitutes more than 20% of its outstanding common stock of all classes. As a result, in order to comply with Marketplace Rule 4350(i)(1)(D)(ii), the Financing would be completed in two closings. In the first closing, which is scheduled to occur on November 14, 2007 and would not require stockholder approval, the Company would issue (i) the 359,195 Tranche A Shares at a price per share of $27.84, for a total purchase price of $10 million, (ii) the Tranche B Note in the amount of $25 million for face amount and convertible at the Initial Conversion Price and (iii) an initial portion of the Tranche C Note in the amount of $6 million for face amount and convertible at the Initial Conversion Price, all before fees and estimated offering expenses. The aggregate Tranche A Shares and shares into which such Tranche B Note and the foregoing initial portion of the Tranche C Note are convertible equals 1,472,700 shares of Company common stock issued or issuable at the first closing of the Financing, represented approximately 19.8% of the Company’s outstanding common stock of all classes on the date of issuance. Pursuant to Marketplace Rule 4350(i)(1)(D)(ii), the Company is required to obtain prior stockholder approval for the issuance of the remaining portion of the Tranche C Note to be issued in the second closing of the Financing. In addition, the Company would be required to obtain such approval for any other issuances of equity securities that would be integrated with the Financing. At the second closing of the Financing, the Company would issue the balance of the Tranche C Note in the amount of $9 million for face amount and convertible at the Initial Conversion Price, before fees and estimated offering expenses.

The Tranche A Shares and the Notes are being issued by the Company in reliance upon an exemption from registration pursuant to Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”). The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. In connection with the Securities Purchase Agreement, at the first closing the Company simultaneously will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company would agree to file a shelf registration statement within 30 days of the initial closing date and certain other registration statements upon demand by certain holders of the Tranche A Shares and the shares of common stock issued upon conversion of the Notes with the Securities and Exchange Commission (“SEC”) to register for resale such shares.

In addition to the foregoing, the Securities Purchase Agreement provides as a condition to closing that each of the current beneficial owners (each of whom is an executive officer and director of the Company) of the Company’s Class B common stock, which are identical in all respects to the Company’s Common Stock except having six votes per share, enter into a lock-up agreement pursuant to which they will not sell or pledge any such shares for three years (five years for Ms. Lipson). Such owners have agreed to such lock-up in order to induce the Financing.

The foregoing descriptions of the Securities Purchase Agreement and forms of Investor Rights Agreement, Notes and Registration Rights Agreement do not purport to be complete and are qualified in their respective entireties to the respective copy or form thereof attached hereto collectively as Exhibit 10.1 to this Current Report on Form 8-K under Item 9.01(d), which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01, including the description of the Notes is hereby incorporated by reference into this Item 2.03, and each of the forms of Notes is an exhibit to the Securities Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K under Item 9.01(d).

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 3.02. The Tranche A Shares, Tranche B Notes and the portion of the Tranche C Notes to be issued at the first closing of the Financing and the remaining portion of the Tranche C Notes to be issued at the second closing of the Financing have been offered and will be issued in reliance upon an exemption from registration under Regulation S to Non-U.S. Persons (as that term is defined in Regulation S) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act. The Company advised the Purchaser that the securities that will be issued to them in connection with the Financing have not been registered under the Securities Act and may not be sold unless they are sold in compliance with Regulation S, registered under the Securities Act or sold pursuant to a valid exemption from registration under the Securities Act. The certificates representing the Tranche A Shares and the Notes issued to the Purchaser will contain a legend as to the foregoing and will state the restrictions on transfer and resale as described above.

Item 3.03. Material Modification of Rights of Security Holders.

 On November 4, 2007, prior to the execution of the Securities Purchase Agreement, the board of directors of the Company approved and the company entered into Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of June 7, 2007 by and between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"). The Amendment, among other things, renders the Rights Agreement inapplicable to the Securities Purchase Agreement and the transactions contemplated thereby.  The Amendment has been filed as exhibit 10.2 to this Current Report on Form 8-K under Item 9.01(d).  As more fully described in Item 1.01 above, the Company has committed, subject to certain conditions of closing, to issue the Tranche A Shares and the Notes to the Purchaser.

Item 8.01. Other Events.

The press release issued by the Company on November 7, 2007 announcing the Financing is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference. The information contained in this Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to liabilities of that Section, nor shall it be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See Exhibit Index attached hereto.
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 7, 2007

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Chief Financial Officer

INDEX TO EXHIBITS
Exhibit
10.1	Securities Purchase Agreement dated November 7, 2007, between the Company and Magenta Magic Limited
10.2	Amendment No. 1 to Rights Agreement dated November 4, 2007 between the Company and American Stock Transfer & Trust Company, as rights agent
99.1	Press Release Issued November 7, 2007